EXHIBIT 23.2



CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statement on Form S-3 of The AES Corportion of our report dated February 28, 1997 relating to the financial statements of Companhia Energetica de Minas Gerais - CEMIG as at and for the years ended December 31, 1996 and 1995 prepared in accordance with accounting principles generally accepted in Brazil, which appears in Item 7 of the Current Report on Form 8-K of The AES Corporation dated July 16, 1997 and to the reference to us under the heading "Experts" in the Prospectus or Prospectus Supplement which are part of such Registration Statement.



  /s/ Price Waterhouse
----------------------------
Auditores Independentes
Belo Horizonte, MG-Brazil
November 7, 1997